Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Nine Month Periods Ended September 30, 2013

NASHVILLE, TN, November 6, 2013 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and nine month periods ended September 30, 2013.

Operating Results

Revenues for both the three months ended September 30, 2013 and 2012 were $59.6 million. Income before income taxes for the three months ended September 30, 2013 was $2.1 million, compared with income before income taxes of $3.4 million for the same period in the prior year. Net income for the three months ended September 30, 2013 was $1.9 million, or $0.05 per share on a basic and diluted basis, compared with net income of $3.3 million, or $0.08 per share on a basic and diluted basis, for the same period in the prior year. Income before income taxes for the three months ended September 30, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis.

Revenues for the nine months ended September 30, 2013 increased 5% to $181.4 million from $173.0 million in the same period in the prior year. Income before income taxes for the nine months ended September 30, 2013 was $6.5 million, compared with loss before income taxes of $9.2 million for the same period in the prior year. Net income for the nine months ended September 30, 2013 was $6.0 million, or $0.15 per share on a basic and diluted basis, compared with net loss of $9.1 million, or $0.22 per share on a basic and diluted basis, for the same period in the prior year. The loss before income taxes for the nine months ended September 30, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis.

Premiums earned increased by $3.1 million, or 7%, to $49.5 million for the three months ended September 30, 2013, from $46.4 million for the same period in the prior year. Premiums earned increased by $11.4 million, or 8%, to $151.0 million for the nine months ended September 30, 2013, from $139.6 million for the same period in the prior year. This improvement was primarily due to the continued sales, marketing, customer interaction and product initiatives, in addition to our recent pricing actions. Excluding closed retail locations, premiums earned increased by 8% and 10% for the three and nine month periods ended September 30, 2013, respectively.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 73.0 percent for the three months ended September 30, 2013, compared with 77.1 percent for the three months ended September 30, 2012. The loss and loss adjustment expense ratio was 72.0 percent for the nine months ended September 30, 2013, compared with 82.0 percent for the nine months ended September 30, 2012. We experienced favorable development related to prior periods of $2.3 million for the three months ended September 30, 2013, compared with favorable development of $0.1 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, we experienced favorable development related to prior periods of $2.1 million, compared with unfavorable development of $4.4 million for the nine months ended September 30, 2012. The favorable development for the three and nine month periods ended

September 30, 2013 was primarily due to lower than expected development related to bodily injury, property damage liability and no-fault claims that occurred in recent calendar quarters, as well as lower than expected development related to bodily injury claims that occurred in calendar years 2011 and 2012. The favorable development for the three months ended September 30, 2013 was offset by unfavorable loss and loss adjustment expenses related to no-fault claims.

Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended September 30, 2013 and 2012 were 77.7 percent and 77.4 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the nine months ended September 30, 2013 and 2012 were 73.4 percent and 78.8 percent, respectively. The year-over-year decrease in the loss and loss adjustment expense ratio was primarily due to the impact of pricing actions taken throughout 2012.

Expense Ratio. The expense ratio was 23.3 percent for the three months ended September 30, 2013, compared with 22.8 percent for the three months ended September 30, 2012. The expense ratio was 23.8 percent for the nine months ended September 30, 2013, compared with 26.8 percent for the nine months ended September 30, 2012. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 96.3 percent for the three months ended September 30, 2013, compared with 99.9 percent for the same period in the prior year. For the nine months ended September 30, 2013, the combined ratio was 95.8 percent, compared with 108.8 percent for the same period in the prior year.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At September 30, 2013, we leased and operated 363 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, during the nine months ended September 30, 2013, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. We are able to complete the entire sales process over the phone or through our consumer-based website or recently-launched mobile platform. In addition to our retail, call center and website, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Premiums earned	$49,467	$46,444	$150,988	$139,564
Commission and fee income	8,632	8,287	26,391	25,040
Investment income	1,473	1,624	4,017	5,156
Net realized gains (losses) on investments, available-for-sale (includes $6, $3,213, $(36) and $3,220, respectively, of accumulated other comprehensive income reclassification for unrealized gains (losses))	6	3,213	(36)	3,220

	59,578	59,568	181,360	172,980

Costs and expenses:
Losses and loss adjustment expenses	36,132	35,828	108,724	114,418
Insurance operating expenses	20,145	18,851	62,394	62,411
Other operating expenses	235	192	687	682
Stock-based compensation	54	97	194	507
Depreciation and amortization	485	604	1,593	1,606
Interest expense	431	618	1,301	2,576

	57,482	56,190	174,893	182,200

Net income (loss) before income taxes	2,096	3,378	6,467	(9,220)
Provision (benefit) for income taxes (includes $2, $1,125, $(13) and $1,127, respectively, of income tax expense from reclassifications items)	164	99	445	(84)

Net income (loss)	$1,932	$3,279	$6,022	$(9,136)

Net income (loss) per share:
Basic	$0.05	$0.08	$0.15	$(0.22)

Diluted	$0.05	$0.08	$0.15	$(0.22)

Number of shares used to calculate net income (loss) per share:
Basic	40,942	40,873	40,925	40,856

Diluted	41,161	40,943	40,948	40,856

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $131,170 and $130,342, respectively)	$135,428	$139,046
Cash and cash equivalents	65,506	59,104
Premiums and fees receivable, net of allowance of $377 and $306	49,981	45,286
Limited partnership interests, at net asset value	2,444	—
Other assets	10,110	6,190
Property and equipment, net	3,854	4,656
Deferred acquisition costs	3,371	3,221
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$275,494	$262,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$84,817	$79,260
Unearned premiums and fees	60,756	55,092
Debentures payable	40,291	40,261
Other liabilities	15,047	14,897

Total liabilities	200,911	189,510

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,967 and 40,962 shares issued and outstanding, respectively	410	410
Additional paid-in capital	456,919	456,705
Accumulated other comprehensive income	4,258	8,704
Accumulated deficit	(387,004)	(393,026)

Total stockholders’ equity	74,583	72,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$275,494	$262,303

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Gross premiums earned:
Georgia	$9,320	$9,694	$28,858	$29,127
Florida	7,448	6,863	23,161	19,781
Texas	6,075	5,520	18,065	17,049
Alabama	5,246	4,275	15,816	12,946
Illinois	4,920	5,394	15,565	16,518
Ohio	4,519	3,940	13,563	11,741
South Carolina	3,840	3,172	11,534	9,406
Tennessee	3,095	2,960	9,316	8,971
Pennsylvania	2,138	2,083	6,511	6,230
Indiana	1,294	1,161	3,893	3,540
Missouri	952	773	2,822	2,395
Mississippi	669	657	2,030	2,004

Total gross premiums earned	49,516	46,492	151,134	139,708
Premiums ceded to reinsurer	(49)	(48)	(146)	(144)

Total net premiums earned	$49,467	$46,444	$150,988	$139,564

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Loss and loss adjustment expense	73.0%	77.1%	72.0%	82.0%
Expense	23.3%	22.8%	23.8%	26.8%

Combined	96.3%	99.9%	95.8%	108.8%

POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Policies in force – beginning of period	161,045	157,795	147,176	141,862
Net change during period	(3,926)	(8,996)	9,943	6,937

Policies in force – end of period	157,119	148,799	157,119	148,799

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following table presents total PIF for the insurance operations segregated by policies that were sold through retail locations, independent agents, and our combined call center and website channels, and include those sold on behalf of third party carriers. For our retail locations, PIF are further segregated by new and renewal. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term.

	September 30,
	2013	2012
Retail locations:
New	69,862	66,125
Renewal	80,769	79,484

	150,061	145,609

Independent agents	1,687	1,895
Call center and website	4,801	1,295

Total policies in force	157,119	148,799

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Retail locations – beginning of period	366	369	369	382
Opened	—	—	—	—
Closed	(3)	—	(6)	(13)

Retail locations – end of period	363	369	363	369

RETAIL LOCATIONS BY STATE

	September 30,		June 30,		December 31,
	2013	2012	2013	2012	2012	2011
Alabama	24	24	24	24	24	24
Florida	30	30	30	30	30	30
Georgia	60	60	60	60	60	60
Illinois	62	63	62	63	63	67
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	7	7	8
Missouri	11	11	11	11	11	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	16	16	16	16	16
South Carolina	26	26	26	26	26	26
Tennessee	19	19	19	19	19	20
Texas	64	69	67	69	69	75

Total	363	369	366	369	369	382

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885